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                                                                   Exhibit(a)(2)



                   AMENDED AND RESTATED CERTIFICATE OF TRUST
                                       OF
                   SCUDDER WEISEL CAPITAL ENTREPRENEURS FUND


     This Certificate of Trust ("Certificate") is amended and restated to reflect a change in the name of the Trust from Scudder Weisel Digital Innovators Fund to Scudder Weisel Capital Entrepreneurs Fund (the "Trust"). The Certificate is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Code Ann. tit. 12 Section 3801 et seq.) and sets forth the
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following:

     1. The name of the Trust is: Scudder Weisel Capital Entrepreneurs Fund, formerly Scudder Weisel Digital Innovators Fund.

     2.   The Trust was originally organized on October 5, 2000.

     3. The business address of the registered office of the Trust and of the registered agent of the Trust is:

                     The Corporation Trust Company
                     Corporation Trust Center
                     1209 Orange Street
                     Wilmington, DE 19801

     4.   This Certificate shall be effective upon filing.

     5. The Trust is a Delaware business trust registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company.

     6. Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series.

     IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has executed this Certificate as of the 20th day of November, 2000.



                              /s/ Peter H. Mattoon
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                              Peter H. Mattoon, as
                              President and Trustee, and not individually
                              88 Kearny Street, Suite 2100
                              San Francisco, CA 94108